Exhibit 10.1

STRAIGHT NOTE

$300,000	South El Monte, California	July 17, 2003

For value received, Lee Pharmaceuticals promises to pay Monticello Drug Company or order, at South El Monte, California the sum of THREE HUNDRED THOUSAND DOLLARS, with interest adjusted to the date funds are received, on unpaid principal at the rate of ten (10) percent per annum.  Interest only will be payable on the 20th of each month commencing August 20, 2003.  Interest shall be calculated on the basis of the unpaid principal balance daily, based on a 365-day year, actual day month and payable monthly. Principal and interest shall be payable in lawful money of the United States.  If action were instituted on this note, I promise to pay such sum as the Court may fix as attorney’s fees. This note is secured by the trademark on the product brand Aquafilter®.  The due date of this note is October 12, 2005 or later.

After two years, from July 17, 2003, either party can give 90 days written notice to pay off or ask for the funds back.

1)  General Corporate Obligation

2)  Personal Guarantee of Ronald G. Lee

JULY 9, 2003	RONALD G. LEE
Date	Lee Pharmaceuticals - Ronald G. Lee

JULY 9, 2003	MICHAEL L. AGRESTI
Date	Lee Pharmaceuticals - Michael L. Agresti